MSB FINANCIAL, INC. REPORTS RECORD EARNINGS
FOR FISCAL YEAR ENDED JUNE 30, 2003

Marshall, Michigan, July 25, 2003/Business Wire/ -- MSB Financial, Inc. (Nasdaq - SmallCap: MSBF), the holding company for Marshall Savings Bank, FSB, today reported financial results for its fiscal year and the three month period ended June 30, 2003.

Net income for the fiscal year 2003 was $1.8 million, the highest in Company history, compared to $1.5 million for fiscal 2002, an increase of 25.2%. For fiscal 2003, earnings per diluted share totaled $1.42, compared to $1.17 the previous year, an increase of 21.4%. Net income for the three month period ended June 30, 2003, was $418,000, or $.32 per diluted share, as compared to $252,000, or $.20 per diluted share for the same period ended June 30, 2002.

Net interest income for fiscal 2003 increased 6.6% over the same previous year period, from $3.9 million to $4.2 million. Net interest income for the three-month period ended June 30, 2003 increased 7.7% to $1.0 million, compared to $986,000 for the same period the previous year.

Noninterest income for fiscal 2003 was $2.3 million, compared to $1.4 million for the same period last year, an increase of 61.7%. Contributing to this increase was an increase in gains on sale of loans held for sale of $831,000 as a result of increased loan sales in the secondary market during the period, and higher deposit account fee income.

Loan originations increased 40.5% for the year, totaling $92.7 million, compared to $66.0 million the previous year.

Noninterest expense increased $388,000 for the twelve-month periods ended June 30, 2003, due primarily to expenses associated with the operation of a branch office purchased in March 2002. Non-recurring expenses associated with the branch office purchase incurred during fiscal 2002 totaled $131,000. For the three-month period ended June 30, 2003, noninterest expense decreased by $69,000 as compared to the same period last year.

Non-performing assets, including real estate held in redemption and real estate owned, at June 30, 2003 totaled $1.3 million, compared to $1.6 million at June 30, 2002.

Deposits totaled $72.8 million as of June 30, 2003, compared to $74.3 million at June 30, 2002. Net loans decreased to $74.1 million, compared to $83.4 million the previous year, due to increased loan sales in the secondary market.

Total assets of MSB Financial, Inc., as of June 30, 2003, were $103.2 million, compared to total assets at June 30, 2002 of $108.1 million. Shareholders equity totaled $15.2 million, or $11.71 per share, as of June 30, 2003.

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MSB FINANCIAL, INC.
SUMMARY OF FINANCIAL HIGHLIGHTS
Unaudited
Condensed Consolidated Statements of Financial Condition

	June 30, 2003	June 30, 2002
(Dollars in thousands)
ASSETS
Cash and cash equivalents	$ 4,658	$ 4,673
Securities available for sale	15,920	11,147
Loans, net	74,139	83,428
Other assets	8,496	8,907
Total Assets	$103,213	$108,155

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$ 72,805	$ 74,340
Borrowings	11,301	15,438
Other liabilities	3,877	2,319
Total Liabilities	$ 87,983	$ 92,097

Total Shareholders' Equity	15,230	16,058

Total Liabilities and Shareholders' Equity	$103,213	$108,155

Condensed Consolidated Statements of Income

	Year ended		Three months ended
	June 30		June 30
	2003	2002	2003	2002
(Dollars in thousands)
Interest income	$ 6,316	$ 6,887	$1,534	$1,685
Interest expense	2,152	2,981	472	699
Net interest income	4,164	3,906	1,062	986
Provision for loan losses	190	73	80	12
Net interest income after
provision for loan losses	3,974	3,833	982	974
Noninterest income	2,278	1,409	567	316
Noninterest expense	3,466	3,078	880	949
Income before federal
income tax expense	2,786	2,164	669	341
Federal income tax expense	969	713	251	89
Net income	$1,817	$ 1,451	$418	$252
Basic earnings per share	$1.43	$1.19	$0.32	$0.21
Diluted earnings per share	$1.42	$1.17	$0.32	$0.20
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CONTACT: MSB Financial
             Charles B. Cook, 269/781-5103
             www.marshallsavings.com

KEYWORD: MICHIGAN
INDUSTRY KEYWORD: BANKING EARNINGS
SOURCE: MSB Financial

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